UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2008

BLUEGATE CORPORATION
(Exact name of registrant as specified in its Charter)

Nevada	000-22711	76-0640970
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

701 North Post Oak, Road, Suite 600, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number,
Including Area Code: (713) 686-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Background

In 2007, we entered into a line of credit agreement to borrow up to $500,000.  The line of credit facility was provided by SAI Corporation (“SAIC”), a corporation controlled by Stephen Sperco who is our CEO and a director.  As of December 31, 2007 we had borrowed the full $500,000 from the line of credit.

Increased Line of Credit

On February 28, 2008, the line of credit was increased to $700,000 and on February 28, 2008, we borrowed the then remaining amount of $200,000 for working capital purposes.

As a condition to, and as additional consideration for, the increase in the line of credit, we:

A.	Granted SAIC a security interest in our assets;

B.	Agreed to reset the interest rate of the line of credit to 15% from 12% per annum;

C.
Reduced the exercise price on 2,200,000 existing warrants and options issued to SAIC and Stephen Sperco, and his assigns, to now be $0.0333334 per share.  The previous exercise prices were $0.17, $0.34, $0.75 and $1.00 per share; and

D.
Granted 1,000,000 warrants to SAIC with an exercise price of $0.0333334 per share that expire February 28, 2013.  The fair value of the 1,000,000 warrants was $109,028 on the date of issuance. Because the warrants were granted to a related party and the exercise price on the grant date was below the market price of our stock, we expensed $109,028 in February 2008 related to this transaction.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Background

In 2007, we entered into a line of credit agreement to borrow up to $500,000.  The line of credit facility was provided by SAI Corporation (“SAIC”), a corporation controlled by Stephen Sperco who is our CEO and a director.  As of December 31, 2007 we had borrowed the full $500,000 from the line of credit.

Increased Line of Credit

On February 28, 2008, the line of credit was increased to $700,000 and on February 28, 2008, we borrowed the then remaining amount of $200,000 for working capital purposes.

Item 3.02	Unregistered Sales of Equity Securities.

The following transactions were effected in reliance upon exemptions from registration:

On February 28, 2008, we granted 1,000,000 new warrants to SAIC with an exercise price of $0.0333334 per share that expire February 28, 2013. The fair value of the 1,000,000 warrants was $109,028 on the date of issuance. Because the warrants were granted to a related party and the exercise price on the grant date was below the market price of our stock, we expensed $109,028 in February 2008 related to this transaction.  This transaction was made in reliance upon exemptions from registration under Section 4(2) of the Securities Act. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with any of these transactions. This transaction did not involve a public offering. The investor was knowledgeable about our operations and financial condition. The investor had knowledge and experience in financial and business matters that allowed him to evaluate the merits and risk of receipt of these and business matters that allowed him to evaluate the merits and risk of receipt of these securities.

Item 5.01	Changes in Control of Registrant.

SAIC is now the beneficial owner of 17% of our common stock as a result of the transactions disclosed in Item 1.01 above.  As a result, Mr. Sperco is now the beneficial owner of 44% of our common stock.  SAIC used its personal funds to provide the line of credit to us that resulted in us granting the warrants to SAIC.

Item 8.01	Other Events.

We disclose the following new risk factor that is a direct result of the warrant issuances to SAIC:

We have a potential liability for not having enough unissued shares of authorized common stock available for issuance upon the exercise of options, warrants, conversion of debt or conversion of preferred stock, now or in the future.

We currently has outstanding: (i) 24,783,565 shares of common stock; (ii) 19,728,220 warrants; (iii) 11,219,864 options; and, (iv) preferred stock that are convertible into 1,200,000 shares of common stock, resulting in, on a fully diluted basis, 56,931,649 shares of common stock. However, the company currently has only 50,000,000 shares of common stock authorized by our Articles of Incorporation. If all of the holders of warrants, options, convertible debt and preferred stock requested to exercise or convert all of the warrants, options, convertible debt and preferred stock, we would be unable to accommodate 6,931,649 shares of common stock in those requests. We have potential liability in the future if an option holder, warrant holder, preferred stock holder or holder of convertible debt desires to exercise or convert but cannot because we do not have enough unissued common stock available for issuance.

Item 9.01	Financial Statements and Exhibits.

Exhibit
Number

4.1	Warrant

10.1	Promissory Note and Security Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEGATE CORPORATION

Date: March 3, 2008	/s/ Charles E. Leibold
Charles E. Leibold
Principal Accounting Officer and
Chief Financial Officer